                                                    Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
February 1, 2017	Jacqueline Burwitz Investor Relations 314-985-2169 JacquelineE.Burwitz@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2017 First Quarter Results and Updates Financial Outlook for Fiscal 2017

•
Reported net sales increased 10.4% in the first fiscal quarter versus the prior year due to increased organic net sales of 7.2% and incremental net sales from the auto care acquisition of 5.5% partially offset by unfavorable currency of 2.3%

•	Diluted EPS was $1.52 in the first fiscal quarter compared to $1.05 in the prior year first quarter, and Adjusted Diluted EPS was $1.51 compared to $1.16 in the prior year first quarter, up 30.2%

•	Maintains full year adjusted EPS outlook of $2.55 to $2.75

St. Louis —February 1, 2017—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the first fiscal quarter, which ended December 31, 2016. For the first fiscal quarter, net earnings were $95.6 million, or $1.52 per diluted share, compared to $65.5 million, or $1.05 per diluted share, in the prior year first quarter. Adjusted net earnings in the first quarter were $95.1 million, or $1.51 per diluted share, compared to adjusted net earnings of $72.3 million, or $1.16 per diluted share, in the prior year first quarter.

“We delivered a strong start to the fiscal year as a result of distribution and space gains, incremental holiday activity and the benefit of storm volumes,” said Alan Hoskins, Chief Executive Officer.  “In addition, our focused efforts behind productivity improvements resulted in an increased gross margin rate and improved SG&A as a percent of net sales as compared to the prior year.  We continue to execute on our strategic priorities and have maintained our full year adjusted earnings per share outlook of $2.55 to $2.75 per share, despite increasing headwinds from unfavorable currency impacts.”

First Quarter 2017 Financial Highlights (Unaudited)
The following is a summary of key first fiscal quarter results. All comparisons are with the first quarter of fiscal 2016 unless otherwise stated.

•Net sales were $559.6 million, an increase of 10.4%: (a)

•	Organic net sales increased 7.2% due to distribution and space gains, incremental holiday activity, improved pricing and product mix and the benefit of storm volumes.

•	Net sales increased $27.8 million, or 5.5%, due to the impact of the auto care acquisition.

•	Unfavorable currency impacts were $11.5 million, or 2.3%.

•
Gross Margin percentage was 48.5%, up 320 basis points. Excluding unusuals, gross margin increased by 290 basis points driven by cost reductions realized from productivity improvements, material and purchased product cost favorability and improved overhead absorption driven by the strong volume performance in the first quarter. These items were partially offset by the unfavorable impact of foreign currencies on our gross margin rate. (a)

•	A&P spending was 6.1% of net sales, an increase of 20 basis points, or $4.2 million, versus the prior year.

•
SG&A spending, excluding spin, acquisition and integration costs, was $80.5 million, an increase of $2.8 million over the prior year. The increase was due primarily to $3.5 million of incremental SG&A related to the acquired auto care business in the current first quarter. SG&A, excluding spin, acquisition and integration costs, was 14.4% of net sales compared to 15.3% in the prior year. The lower percentage comparison versus the prior year quarter reflects the improved top-line performance and tight cost controls.

•	Spin restructuring related income was $1.3 million in the first fiscal quarter reflecting the sale of a previously closed facility.

•	Earnings before income tax was negatively impacted by the movement in foreign currencies by approximately $9 million, net of hedge impact, in the first fiscal quarter.

•
Income tax rate was 28.7% as compared to 30.7% in the prior year. The decrease in the current year rate is primarily due to a $1.4 million discrete tax benefit recognized in our income tax provision as a result of the new stock compensation guidance adopted in the current quarter.

•	Net cash from operating activities was $91.8 million and Free Cash Flow was $91.2 million, or 16.3% of net sales. (a)

•	Dividend payments in the quarter were approximately $18 million, or $0.275 per share.

•	Repurchased approximately 182,000 shares of common stock for $8.1 million.

(a) See Press Release attachments for additional information as well as the GAAP to Non-GAAP reconciliations.

Total Net Sales (In millions - Unaudited)
For the Quarter Ended December 31, 2016
	Q1	% Chg
Net Sales - FY'16	$506.8
Organic	36.5	7.2%
Impact of acquisition	27.8	5.5%
Impact of currency	(11.5)	(2.3)%
Net sales - FY'17	$559.6	10.4%

Total net sales increased 10.4%, or $52.8 million, driven by the following items:

•	Organic net sales increased 7.2% due to the following items:

◦	Carryover benefit of new distribution and shelf space gains achieved throughout fiscal 2016 contributed approximately 3%;

◦	Incremental holiday activity contributed approximately 3%;

◦	Improved pricing and product mix of 0.8%; and

◦	Increased volumes related to storms of 0.4%.

•	Net sales increased $27.8 million, or 5.5%, due to the impact of the auto care acquisition.

•	Unfavorable currency impacts were $11.5 million, or 2.3%.

Total Segment Profit (In millions - Unaudited)
For the Quarter Ended December 31, 2016
	Q1	% Chg
Segment Profit - FY'16	$141.2
Organic	31.6	22.4%
Impact of acquisition	8.2	5.8%
Impact of currency	(7.1)	(5.0)%
Segment Profit - FY'17	$173.9	23.2%

Total Segment Profit in the first fiscal quarter increased 23.2%, or $32.7 million. Excluding the unfavorable movement in foreign currencies of $7.1 million and the favorable impact of the acquisition of $8.2 million, organic segment profit increased 22.4%, or $31.6 million, in the current fiscal quarter. The organic segment profit increase was driven by higher net sales and improved gross margins as a result of cost reductions realized from productivity improvements, material and purchased product cost favorability and improved overhead absorption driven by the strong volume performance in the first quarter. Increased overhead and A&P spending partially offset the revenue and margin rate favorability.

Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures attached for further information on our above breakouts.

Financial Outlook for Fiscal Year 2017
The company maintains its previously communicated adjusted EPS outlook for the full fiscal year of $2.55 to $2.75, inclusive of approximately $0.15 to $0.20 from the recently acquired auto care business, despite additional currency headwinds.

The company is providing the following assumptions related to the full year financial outlook for fiscal year 2017. All comparisons are with the fiscal year ended September 30, 2016 unless otherwise stated.

•	Net sales are expected to be up mid-single digits:

◦	Organic net sales are expected to be up low-single digits;

◦	The incremental impact of the auto care acquisition is expected to increase net sales by 5% to 6%; and

◦
Unfavorable movements in foreign currencies are now expected to reduce net sales by 1.5% to 2.5%, based upon recent currency rates. The negative impact of currencies on net sales has worsened from our previous outlook.

•	Gross margin rates are expected to improve by 50 to 100 basis points, driven primarily by productivity initiatives.

•	SG&A as a percent of net sales, excluding integration costs and certain other items, is expected to improve 50 to 100 basis points and be in the range of 19 to 20 percent.

•
Earnings before income taxes (EBIT) is now expected to be negatively impacted by the movement in foreign currencies by $15 to $20 million, net of hedge impact, based upon recent currency rates. The negative impact of currencies on our EBIT has increased by approximately $10 million as compared to our original outlook.

•	Income tax rate, excluding integration costs and certain other items, is now expected to be in the range of 29 to 30 percent, which is lower than our previously provided range.

•	Capital spending is expected to be in the range of $30 to $35 million.

•	Net Cash from operating activities is expected to exceed $210 million and Free Cash Flow is expected to exceed $180 million.

•	Acquisition and integration costs are expected to be in the range of $5 to $10 million.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on first fiscal quarter earnings and the updated financial outlook for fiscal 2017. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under "Investors" and "Events and Presentations" tabs or by using the following link:
https://www.webcaster4.com/Webcast/Page/1192/19153
For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under "Investors," "Events and Presentations," and "Past Events" tabs.
# # #
Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, costs, earnings, cash flows, tax rates and performance of the Company. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	market and economic conditions;

•	market trends in the categories in which we compete;

•	the success of new products and the ability to continually develop and market new products;

•	our ability to attract, retain and improve distribution with key customers;

•	our ability to continue planned advertising and other promotional spending;

•
our ability to timely execute strategic initiatives, including restructurings, and international go-to-market changes in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	the impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;

•	our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

•	our ability to improve operations and realize cost savings;

•
the impact of foreign currency exchange rates and currency controls, as well as offsetting hedges, including the impact of the United Kingdom's referendum vote and announced intention to exit the European Union at some future date;

•	the impact of raw materials and other commodity costs;

•
the impact of legislative changes or regulatory determinations or changes by federal, state and local, and foreign authorities, as well as the impact of potential changes to tax laws, policies and regulations;

•	costs and reputational damage associated with cyber-attacks or information security breaches or other events;

•
our ability to acquire and integrate businesses, and to realize the projected results of acquisitions, including our ability to integrate the auto care operations successfully and to achieve the anticipated cost savings, synergies, and other anticipated benefits;

•	the impact of advertising and product liability claims and other litigation; and

•	compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on November 15, 2016.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	For the Quarter Ended December 31,
	2016	2015
Net sales	$559.6	$506.8
Cost of products sold (1)	288.0	277.0
Gross profit	271.6	229.8
Selling, general and administrative expense (1)	81.3	83.7
Advertising and sales promotion expense	34.3	30.1
Research and development expense	5.8	6.1
Amortization of intangible assets	2.6	—
Spin restructuring	(1.3)	0.9
Restructuring	—	2.2
Interest expense	13.3	12.9
Other financing items, net	1.5	(0.6)
Earnings before income taxes	134.1	94.5
Income taxes provision	38.5	29.0
Net earnings	$95.6	$65.5

Earnings per share
Basic net earnings per share	$1.55	$1.06
Diluted net earnings per share	$1.52	$1.05

Weighted average shares of common stock - Basic	61.8	62.0
Weighted average shares of common stock - Diluted	62.9	62.3

(1) See the Non-GAAP Reconciliations attached which break out the Acquisition and integration, Restructuring and Spin costs included within these lines.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Condensed)
(In millions - Unaudited)

Assets	December 31, 2016	September 30, 2016
Current assets
Cash and cash equivalents	$297.7	$287.3
Trade receivables, less allowance for doubtful accounts of $4.9 and $6.9, respectively.	218.6	190.9
Inventories	231.6	289.2
Other current assets	126.9	122.1
Total current assets	$874.8	$889.5
Property, plant and equipment, net	188.9	201.7
Goodwill	228.9	229.7
Other intangible assets, net	231.1	234.7
Long term deferred tax asset	40.8	63.7
Other assets	118.2	112.2
Total assets	$1,682.7	$1,731.5

Liabilities and Shareholders' Equity/(Deficit)
Current liabilities
Current maturities of long-term debt	$4.0	$4.0
Note payable	28.9	57.4
Accounts payable	181.5	217.0
Other current liabilities	243.9	254.7
Total current liabilities	$458.3	$533.1
Long-term debt	981.1	981.7
Other liabilities	226.0	246.7
Total liabilities	$1,665.4	$1,761.5
Shareholders' equity/(deficit)
Common stock	0.6	0.6
Additional paid-in capital	182.6	194.6
Retained earnings	145.7	70.9
Treasury stock	(25.6)	(30.0)
Accumulated other comprehensive loss	$(286.0)	$(266.1)
Total shareholders' equity/(deficit)	17.3	(30.0)
Total liabilities and shareholders' equity/(deficit)	$1,682.7	$1,731.5

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Condensed)
(In millions - Unaudited)

	For the Quarter Ended December 31,
	2016	2015
Cash Flow from Operating Activities
Net earnings	$95.6	$65.5
Non-cash restructuring costs	—	3.1
Depreciation and amortization	10.6	7.8
Deferred income taxes	4.8	3.4
Share-based payments	5.2	4.6
Non-cash items included in income, net	(0.4)	(1.5)
Other, net	(2.1)	(4.7)
Changes in current assets and liabilities used in operations	(21.9)	17.3
Net cash from operating activities	91.8	95.5

Cash Flow from Investing Activities
Capital expenditures	(4.9)	(3.3)
Proceeds from sale of assets	4.3	—
Net cash used by investing activities	(0.6)	(3.3)

Cash Flow from Financing Activities
Payments on debt with maturities greater than 90 days	(1.0)	—
Net (decrease)/increase in debt with original maturities of 90 days or less	(27.9)	5.4
Dividends paid	(18.1)	(15.4)
Common stock purchased	(8.1)	(21.8)
Taxes paid for withheld share-based payments	(8.1)	(3.9)
Excess tax benefits from share-based payments	—	0.8
Net cash used by financing activities	(63.2)	(34.9)

Effect of exchange rate changes on cash	(17.6)	(3.0)

Net increase in cash and cash equivalents	10.4	54.3
Cash and cash equivalents, beginning of period	287.3	502.1
Cash and cash equivalents, end of period	$297.7	$556.4

ENERGIZER HOLDINGS, INC.
Introduction to the Reconciliation of GAAP and Non-GAAP Measures
For the Quarter Ended December 31, 2016

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period. These non-GAAP financial measures exclude items that are not reflective of the Company's on-going operating performance, such as costs related to the spin, restructuring activities, and acquisition and integration costs. In addition, these measures help investors to see year over year comparability when excluding currency fluctuations, acquisition activity as well as other company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.

We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure in the following supplemental schedules:

Segment Profit. This amount represents the operations of our three geographic segments including allocations for shared support functions. General corporate and other expenses, Global marketing expenses, R&D expenses, amortization expense, interest expense, other financing and charges related to the spin-off, restructuring, acquisition and integration have all been excluded from segment profit.

Adjusted Earnings Before Income Taxes, Adjusted Net Earnings and Adjusted Diluted EPS. These measures exclude the impact of the costs related to the spin-off, restructurings and acquisition and integration.

Organic. This is the non-GAAP financial measurement of the change in revenue, segment profit or other margins that excludes or otherwise adjusts for the impact of our go-to-market initiatives, the change in our Venezuela results from the deconsolidation of those operations, the impact of acquisitions and the impact of currency from the changes in foreign currency exchange rates as defined below:

International Go-to-market initiatives. To compete more effectively as an independent company, we increased our use of exclusive and non-exclusive third-party distributors and wholesalers, and decreased or eliminated our business operations in certain countries, consistent with our international go-to-market strategy. In order to capture the impact of these international go-to-market changes and exits, we have separately identified the impact of these changes, which represents the year over year change in those markets since the date of exit. The impact from these changes was fully realized during the third quarter 2016.
Change in Venezuela Results. As previously announced, we deconsolidated our Venezuelan subsidiaries on March 31, 2015 and began accounting for our investment in our Venezuelan operations using the cost method of accounting. Subsequent to March 31, 2015, our financial results do not include the operating results of our Venezuelan operations. As a result of the deconsolidation, we have taken the year over year change in Venezuela results and separately identified the impact in our change in sales and segment profit.
Impact of acquisitions. The Company acquired an auto care business on July 1, 2016. This includes the impact of the auto care on-going operations contributed to each respective income statement caption. This does not include the impact of acquisition and integration costs associated with the auto care acquisition.
Impact of currency. The Company evaluates the operating performance of our Company on a currency neutral basis. The impact of currency is the difference between the value of current year foreign operations at the current period ending USD exchange rate, compared to the value of the current year foreign operations at the prior period ending USD exchange rate.
Adjusted Comparisons. Detail for adjusted gross profit and adjusted SG&A as a percent of sales are also supplemental non-GAAP measure disclosures. These measures exclude the impact of costs related to spin-off, restructuring, acquisition and integration.

Free Cash Flow. Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures, net of the proceeds from asset sales. Given our extensive international operations, a significant portion of our cash is generated outside of the U.S. The repatriation of cash balances from certain of our subsidiaries could have adverse tax consequences or be subject to regulatory capital requirements.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Information and Supplemental Sales Data
For the Quarter Ended December 31, 2016
(In millions, except per share data - Unaudited)
As of October 1, 2016, the Company changed its internal reporting structure and is managing operations via three major geographic reportable segments: Americas (North America and Latin America), Europe, Middle East and Africa (“EMEA”), and Asia Pacific. Prior to this year, the Americas segment was reported as two separate geographic reportable segments. The Company changed its internal reporting structure to combine these two geographic regions to better reflect how the Company is managing the operations.

Energizer’s operating model includes a combination of standalone and shared business functions between the geographic segments, varying by country and region of the world. Energizer applies a fully allocated cost basis, in which shared business functions are allocated between segments. Such allocations are estimates, and also do not represent the costs of such services if performed on a standalone basis.

Segment sales and profitability, as well as the reconciliation to earnings before tax, for the quarter ended December 31, 2016 and 2015, respectively, are presented below:

	Quarter Ended December 31,
	2016	2015
Net Sales
Americas	$365.1	$313.7
EMEA	114.7	117.9
Asia Pacific	79.8	75.2
Total net sales	$559.6	$506.8
Segment Profit
Americas	$123.1	$98.7
EMEA	26.1	23.0
Asia Pacific	24.7	19.5
Total segment profit	$173.9	$141.2
General corporate and other expenses (1)	(14.1)	(15.9)
Global marketing expense (1)	(3.0)	(2.2)
Research and development expense	(5.8)	(6.1)
Amortization of intangible assets	(2.6)	—
Restructuring (2)	—	(3.3)
Acquisition and integration costs (2)	(0.8)	—
Spin costs (2)	—	(6.0)
Spin restructuring	1.3	(0.9)
Interest expense	(13.3)	(12.9)
Other financing items, net	(1.5)	0.6
Total earnings before income taxes	$134.1	$94.5
(1) Recorded in SG&A on the unaudited Consolidated Statement of Earnings.
(2) See the Supplemental Schedules - Non-GAAP Reconciliations for where these charges are recorded in unaudited Consolidated Statement of Earnings.

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended December 31,
Net Sales	2016	2015
Batteries	$503.1	$473.5
Other	56.5	33.3
Total net sales	$559.6	$506.8

Energizer Holdings, Inc.
Supplemental Schedules - GAAP EPS to Adjusted EPS Reconciliation
For the Quarter Ended December 31, 2016
(In millions, except per share data - Unaudited)

The following tables provide a reconciliation of earnings before income taxes, net earnings and net earnings per diluted share to adjusted earnings before income taxes, adjusted net earnings and adjusted net earnings per diluted share, which are non-GAAP measures.

	For the Quarter Ended December 31,
(in millions, except per share data)	Earnings Before Income Taxes		Net Earnings		Diluted EPS
	2016	2015	2016	2015	2016	2015
Reported - GAAP	$134.1	$94.5	$95.6	$65.5	$1.52	$1.05
Impacts: Expense (Income)
Spin costs (1)	—	6.0	—	3.9	—	0.06
Spin restructuring	(1.3)	0.9	(1.0)	0.8	(0.02)	0.01
Restructuring (1)	—	3.3	—	2.1	—	0.04
Acquisition and integration costs (1)	0.8	—	0.5	—	0.01	—
Adjusted - Non-GAAP (2)	$133.6	$104.7	$95.1	$72.3	$1.51	$1.16
Weighted average shares - Diluted					62.9	62.3

(1) See Supplemental Schedules - Statement of Earnings Reconciliation for where these costs are recorded on the unaudited Consolidated Statement of Earnings.

(2) The effective tax rate for the quarter ended December 31, 2016 and 2015 for the Adjusted - Non-GAAP Net Earnings and Diluted EPS was 28.8% and 30.9%, respectively, as calculated utilizing the statutory rate for where the costs were incurred. The net tax impact associated with the non-GAAP adjustments highlighted in the table was zero and $3.4, respectively, for the quarters ended December 31, 2016 and 2015.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Sales
For the Quarter Ended December 31, 2016
(In millions, except per share data - Unaudited)

Net Sales	Q1'17	% Chg	Q1'16	% Chg
Americas
Net Sales - prior year	$313.7		$289.7
Organic	33.8	10.8%	36.1	12.5%
Int'l Go-to-Market	—	—%	0.1	—%
Change in Venezuela results	—	—%	(3.1)	(1.1)%
Impact of acquisition	23.6	7.5%	—	—%
Impact of currency	(6.0)	(1.9)%	(9.1)	(3.1)%
Net Sales - current year	$365.1	16.4%	$313.7	8.3%

EMEA
Net Sales - prior year	$117.9		$125.9
Organic	0.9	0.8%	9.9	7.9%
Int'l Go-to-Market	—	—%	(2.2)	(1.7)%
Impact of acquisition	2.4	2.0%	—	—%
Impact of currency	(6.5)	(5.5)%	(15.7)	(12.6)%
Net Sales - current year	$114.7	(2.7)%	$117.9	(6.4)%

Asia Pacific
Net Sales - prior year	$75.2		$85.7
Organic	1.8	2.4%	1.4	1.6%
Int'l Go-to-Market	—	—%	(3.5)	(4.1)%
Impact of acquisition	1.8	2.4%	—	—%
Impact of currency	1.0	1.3%	(8.4)	(9.8)%
Net Sales - current year	$79.8	6.1%	$75.2	(12.3)%

Net Sales
Net Sales - prior year	$506.8		$501.3
Organic	36.5	7.2%	47.4	9.5%
Int'l Go-to-Market	—	—%	(5.6)	(1.1)%
Change in Venezuela results	—	—%	(3.1)	(0.6)%
Impact of acquisition	27.8	5.5%	—	—%
Impact of currency	(11.5)	(2.3)%	(33.2)	(6.7)%
Net Sales - current year	$559.6	10.4%	$506.8	1.1%

Energizer Holdings, Inc.
Supplemental Schedules - Segment Profit
For the Quarter Ended December 31, 2016
(In millions, except per share data - Unaudited)

Segment Profit	Q1'17	% Chg	Q1'16	% Chg
Americas
Segment Profit - prior year	$98.7		$75.6
Organic	22.4	22.7%	28.4	37.6%
Int'l Go-to-Market	—	—%	1.5	2.0%
Change in Venezuela results	—	—%	(0.5)	(0.7)%
Impact of acquisition	5.8	5.9%	—	—%
Impact of currency	(3.8)	(3.9)%	(6.3)	(8.3)%
Segment Profit - current year	$123.1	24.7%	$98.7	30.6%

EMEA
Segment Profit - prior year	$23.0		$34.4
Organic	5.8	25.2%	0.5	1.5%
Int'l Go-to-Market	—	—%	(0.8)	(2.3)%
Impact of acquisition	1.4	6.1%	—	—%
Impact of currency	(4.1)	(17.8)%	(11.1)	(32.3)%
Segment Profit - current year	$26.1	13.5%	$23.0	(33.1)%

Asia Pacific
Segment Profit - prior year	$19.5		$23.0
Organic	3.4	17.4%	2.2	9.6%
Int'l Go-to-Market	—	—%	0.9	3.9%
Impact of acquisition	1.0	5.1%	—	—%
Impact of currency	0.8	4.2%	(6.6)	(28.7)%
Segment Profit - current year	$24.7	26.7%	$19.5	(15.2)%

Total Segment Profit
Segment Profit - prior year	$141.2		$133.0
Organic	31.6	22.4%	31.1	23.4%
Int'l Go-to-Market	—	—%	1.6	1.2%
Change in Venezuela results	—	—%	(0.5)	(0.4)%
Impact of acquisition	8.2	5.8%	—	—%
Impact of currency	(7.1)	(5.0)%	(24.0)	(18.0)%
Segment Profit - current year	$173.9	23.2%	$141.2	6.2%

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations
For the Quarter Ended December 31, 2016
(In millions, except per share data - Unaudited)

Gross Profit	Q1'17	Q1'16
Net Sales	$559.6	$506.8
Cost of products sold - adjusted	288.0	275.9
Adjusted Gross Profit	$271.6	$230.9
Adjusted Gross Profit % of Net Sales	48.5%	45.6%
Restructuring (included in Cost of products sold)	—	1.1
Reported Cost of products sold	288.0	277.0
Reported Gross Profit	$271.6	$229.8
Reported Gross Profit % of Net Sales	48.5%	45.3%

SG&A	Q1'17	Q1'16
Segment SG&A	$65.0	$59.2
Corporate SG&A	14.1	16.6
Global Marketing	1.4	1.9
SG&A Adjusted - subtotal	$80.5	$77.7
SG&A Adjusted % of Net Sales	14.4%	15.3%
Acquisition and integration costs	0.8	—
Spin	—	6.0
Reported SG&A	$81.3	$83.7
Reported SG&A % of Net Sales	14.5%	16.5%

Restructuring	Q1'17	Q1'16
Restructuring	$—	$2.2
Restructuring (COGS)	—	1.1
Restructuring - subtotal	$—	$3.3

Spin	Q1'17	Q1'16
Spin (SG&A)	$—	$6.0
Spin restructuring (income)/expense	(1.3)	0.9
Spin (income)/expense- subtotal	$(1.3)	$6.9

Acquisition and integration	Q1'17	Q1'16
Acquisition and integration costs (SG&A)	$0.8	$—
Acquisition and integration costs- subtotal	$0.8	$—

Free Cash Flow	Q1'17	Q1'16
Net cash from operating activities	$91.8	$95.5
Capital expenditures	(4.9)	(3.3)
Proceeds from sale of assets	4.3	—
Free Cash Flow - subtotal	$91.2	$92.2

Energizer Holdings, Inc.
Supplemental Schedules - Reconciliations of Non-GAAP Outlook
For the Quarter Ended December 31, 2016
(In millions, except per share data - Unaudited)

The following tables provides a reconciliation of Adjusted EPS and Free Cash Flow, which are non-GAAP measures, included within the Company's outlook for projected fiscal 2017 results:

Fiscal Year 2017 Adjusted EPS Outlook Reconciliation
Fiscal Year 2017 - GAAP EPS Outlook		$2.50	to	$2.75
Acquisition and integration costs		$0.10	to	$0.05
Spin restructuring income	approximately	($0.05)
Fiscal Year 2017 - Adjusted EPS Outlook		$2.55	to	$2.75

Fiscal Year 2017 Free Cash Flow Outlook Reconciliation
Net cash from operating activities		> $210
Capital expenditures		($30)	to	($35)
Proceeds from sale of assets	approximately	$5
Free Cash Flow		> $180